UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2009

HORIZON LINES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672

(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)
(704) 973-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 14, 2009, the Compensation Committee of the Board of Directors of Horizon Lines, Inc. (the “Company”) approved, and the Board of Directors then ratified, the award of a performance grant to Charles G. Raymond, the Company’s Chief Executive Officer. The performance grant was awarded under the Company’s 2009 Incentive Compensation Plan, subject to the approval of that plan by the Company’s stockholders at the Company’s Annual Meeting of Stockholders to be held on June 2, 2009.
The performance grant agreement evidencing the award entitles Mr. Raymond to a lump sum cash payment in 2011 if the following performance conditions and other requirements are met:
•	The Company’s net income for the period beginning March 23, 2009 and ending on the last day of our 2009 fiscal year (the “performance period”) meets or exceeds a specified threshold amount.

•	Mr. Raymond achieves certain strategic objectives during the period from March 23, 2009 to the last day of our 2010 fiscal year on December 26, 2010. These strategic objectives are designed to promote the Company’s long-term strength, and include specific goals relating to asset deployment, business platform expansion, leadership development and succession planning.

•	Mr. Raymond’s employment is not terminated and he is not placed on an involuntary leave of absence prior to December 26, 2010 (subject to certain exceptions discussed below).

•	During the period from March 23, 2009 to the last day of the 2011 fiscal year on December 25, 2011, Mr. Raymond does not sell, transfer or otherwise dispose of the shares of Company common stock that he currently owns or may acquire during that period (excluding certain shares).
The amount payable under the performance grant is based on a “target amount” of $1,300,000. The target amount is increased or decreased by a percentage based on the Company’s net income for the performance period to determine an “attained amount”. If the net income threshold is met, the attained amount would equal 50% of the target amount. If net income for the performance period exceeds the designated target level, the attained amount would be increased to a higher percentage of the target amount based on the actual level of the Company’s net income performance, up to 150% of the target amount.
The attained amount is then subject to adjustment by the Compensation Committee following the end of the 2010 fiscal year to determine the amount (if any) that will actually be paid under the performance grant to Mr. Raymond. The Committee may reduce or eliminate (but not increase) the attained amount if the Committee determines in its discretion that Mr. Raymond has not successfully achieved any or all of the strategic objectives. In addition, the Committee may further reduce or eliminate (but not increase) the attained amount if the Committee determines at its discretion that a “materially adverse condition” exists or has occurred during the period from March 23, 2009 to the last day of our 2010 fiscal year on December 26, 2010. A “materially adverse condition” is any change, development, or event which materially and adversely affects (or which the Committee determines could reasonably be expected to materially and adversely affect) the assets, liabilities, financial condition, results of operations, business, or prospects of the Company and its affiliates (excluding for this purpose a change, development, or condition relating to the economy in general, and not specifically relating to the Company or its affiliates).
As noted above, Mr. Raymond’s employment must not terminate and he must not be placed on an involuntary leave of absence prior to the end of the 2010 fiscal year to be paid any amount under the performance grant agreement. However, if his employment is terminated due to his death, disability or by the Company without cause, and he otherwise would have been entitled to a payment had he remained employed to the end of the 2010 fiscal year, he, or his beneficiary, will be entitled to a prorated amount of the payment that would have been paid to him had he remained employed to the end of the 2010 fiscal year. If Mr. Raymond retires before the end of the 2010 fiscal year, the Committee may in its sole discretion make a pro-rated payment if he otherwise would have been entitled to a payment had he in fact remained employed to the end of the 2010 fiscal year.
This summary is qualified in its entirety by reference to the performance grant agreement attached as Exhibit 10.1 to this Form 8-K, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Performance Grant Agreement for Charles G. Raymond
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)
Date: May 20, 2009	By:	/s/ Robert S. Zuckerman
Robert S. Zuckerman
Vice President, General Counsel and Secretary

Exhibit Index
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Performance Grant Agreement for Charles G. Raymond